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                                MAPLES and CALDER
                               Cayman Europe Asia


                                                                     EXHIBIT 5.1

SINA CORPORATION
Room 1802, United Plaza
1468 Nan Jing Road West
Shanghai 200040, China

                                                                 October 2, 2003



Dear Sirs,

SINA CORPORATION

We have acted as Cayman Islands legal advisers to SINA Corporation (the "COMPANY") a company incorporated in the Cayman Islands in connection with the Company's registration statement on Form S-3, including all amendments or supplements thereto (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "ACT"), and (i) the registration by the Company of US$100,000,000 aggregate principal amount of its Zero Coupon Convertible Subordinated Notes (the "NOTES") issued under an indenture, dated as of 7th July, 2003 (the "INDENTURE"), between the Company and The Bank of New York, as trustee (the "Trustee"), and (ii) the registration of 3,877,471 of the Company's Ordinary Shares, of par value US$0.133 par value per share (the "SHARES"), initially issuable upon conversion of the Notes pursuant to the Indenture.

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

(a) the certificate of incorporation of the Company dated 9th July, 1997, the certificate of incorporation on change of name dated 28th July, 1997, the further certificates of incorporation on change of name dated 10th March, 1999 and 10th January, 2003 and the memorandum of association of the Company as adopted on 10th April, 2000 and the articles of association of the Company as adopted on 16th December, 2002 (the "MEMORANDUM AND ARTICLES OF ASSOCIATION");

(b) a certificate of good standing for the Company dated 30th June, 2003 issued by the Registrar of Companies in the Cayman Islands (the "CERTIFICATE OF GOOD STANDING");

(c) the resolutions of the board of directors of the Company passed on 29th June (the "RESOLUTIONS");

(d) a certificate from a director of the Company dated October 2, 2003, a copy of which is attached hereto (the "DIRECTOR'S CERTIFICATE");

(e)   the Registration Statement;

(f)   an executed copy of the Indenture; and

(g) the executed global notes representing the Notes authenticated by the Trustee.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction which is the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to

     1504 One International Finance Centre, 1 Harbour View Street, Hong Kong
              Telephone: (852) 2522 9333 Facsimile: (852) 2537 2955
                       Email: hkinfo@maplesandcalder.com
                             www.maplesandcalder.com


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MAPLES and CALDER                                                              2
Cayman Europe Asia

the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director's Certificate without further verification and have relied upon the following assumptions, which we have not independently verified:

(i) Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)  The genuineness of all signatures and seals.

(iii) There is nothing contained in the minute book or the corporate records of the Company (which we have not inspected) which would or might affect the opinions hereinafter appearing.

(iv) There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions. Specifically we have made no investigation of the laws of New York and we offer no opinion in relation thereto.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1. The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.

2. The Notes have been duly authorized and, assuming that the Notes have been duly authenticated by the Trustee in the manner set forth in the Indenture and delivered against due payment therefore, constitute the legal, valid and binding obligations of the Company enforceable in the Cayman Islands in accordance with their terms except and in so far as such enforcement may be limited as hereinafter set forth.

3. The Shares have been duly authorised. When the Shares are issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture and entered as fully paid on the register of members (shareholders), the Shares will be legally issued and allotted, fully paid and non-assessable.

This opinion is subject to the following qualifications and limitations:

(1) The term "enforceable" as used above means that the obligations assumed by the Company under the relevant instrument are of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b) enforcement may be limited by general principles of equity - for example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c) claims may become barred under the statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;
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MAPLES and CALDER                                                              3
Cayman Europe Asia

(d) where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e) the Cayman Islands court has jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the Cayman Islands court will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f) obligations to make payments that may be regarded as penalties will not be enforceable;

(g) the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Notes or the Indenture in matters where they determine that such proceedings may be tried in a more appropriate forum; and

(h) a company cannot, by agreement, or in its articles of association, restrict the exercise of a statutory power, and there exists doubt as to enforceability of any provision in the Notes or the Indenture whereby the Company covenants not to exercise powers specifically given to its shareholders by the Companies Law (2003 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorized share capital, amend its Memorandum and Articles of Association, or present a petition to a Cayman Islands court for an order to wind up the Company.

(2) Under the Companies Law (2003 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2003 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

(3) The obligations of the Company under the Notes to any person or body connected with, resident in, incorporated in or constituted under the laws of any country (an "Affected Country") which is currently the subject of United Nations sanctions extended to the Cayman Islands by Orders in Council, or exercising public functions in any Affected Country or any person or body controlled by any of the foregoing or any person acting on behalf of any of the foregoing or any other person or body as prescribed in such Orders may be subject to restrictions or limitations pursuant to such Orders.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or other instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Exhibits" and "Legal Matters" in the Prospectus included in the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours faithfully,

/s/ MAPLES and CALDER Asia

MAPLES and CALDER Asia

MAPLES and CALDER                                                              4
Cayman Europe Asia